Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2020 Financial Results

Addison, Texas – July 20, 2020 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended June 30, 2020. The Company's net income available to common shareholders was $1.1 million, or $0.10 per basic share, for the quarter ended June 30, 2020, compared to $6.3 million, or $0.55 per basic share, for the quarter ended March 31, 2020 and $6.0 million, or $0.52 per basic share, for the quarter ended June 30, 2019. Return on average assets and average equity for the second quarter of 2020 were 0.16% and 1.67%, respectively, compared to 1.09% and 9.94%, respectively, for the first quarter of 2020 and 1.05% and 9.97%, respectively, for the second quarter of 2019.  Earnings were impacted during the second quarter of 2020 by a large provision for loan loss reserves resulting from additional assumptions made in our CECL methodology due to COVID-19, which was partially offset by loan origination fees earned from the Small Business Association’s (SBA) Paycheck Protection Program (PPP).  Net core earnings, excluding provisions for loan losses and income taxes and PPP net origination income, as well as our core net interest margin, adjusted to exclude the effects of PPP loans, are described further in tables below.

"We continue to work with our borrowers, communities and employees to assess and combat the impacts of COVID-19.  We are in close contact with borrowers who requested temporary financial relief in order to understand potential longer-term impacts.  We are anticipating further guidance from the SBA on the forgiveness of PPP loans, will work with affected borrowers to provide a smooth loan forgiveness process, and will recognize additional deferred revenue as a result.  We continue to have a significant portion of our employees working from their homes and closely monitor the trends in COVID-19 positive test results and hospitalizations to determine whether location hours and remote working arrangements should be adjusted to maintain proper virus risk mitigation.  These are unusual and uncharted times, however, our Bank has a solid core earnings foundation, sustained net interest margins, a history of strong asset quality and strong capital and liquidity that will allow us to work through this crisis.  COVID-19 has also allowed us to realize returns on significant investments in technology and remote banking that we have made in recent years. Investments in video banking, electronic signatures, online account opening, digital marketing and other remote banking channels have allowed us to seamlessly continue delivering banking services to new and existing customers, while maintaining higher levels of safety during this virus," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•

Steady Credit Quality.  Non-performing assets as a percentage of total loans declined to 0.76% at June 30, 2020, compared to 1.00% at March 31, 2020 and 0.64% at June 30, 2019.  The Bank provided financial relief to many of its customers during the quarter due to the COVID-19 outbreak through a 3-month principal and interest payment deferral program.  At period-end, the Bank had outstanding loan balances of $247.8 million under the 3-month deferral program.

•

COVID-19 Impact on Net Earnings.  The Bank had a $12.1 million provision for loan losses in the quarter, compared to $1.4 million in the first quarter of 2020 and $575,000 in the second quarter of 2019.  The $12.1 million provision resulted largely from additional qualitative factors considered under the Current Expected Credit Losses (CECL) standard adopted by the bank on January 1, 2020, primarily derived from changes in national GDP, Texas unemployment rates and national industry-related CRE trends, all of which are impacted by the effects of COVID-19.

Net earnings for the quarter were $1.1 million, down from $6.3 million for the immediately prior quarter and $6.0 million for the same quarter of 2019.  Net core earnings†, which exclude provisions for loan losses and income tax, net PPP income, and interest on PPP-related borrowings was $10.5 million for the second quarter of 2020, an increase of $1.4 million, or 14.8%, compared to the immediately prior quarter and an increase of $2.5 million, or 30.9%, compared to the same quarter in 2019.

•

Paycheck Protection Program.  The Bank issued $208.8 million of PPP loans to 1,905 borrowers, which resulted in $2.1 million in net origination fees recognized by the Bank and $4.9 million in net deferred origination fees.  The Bank found that many PPP borrowers deposited the proceeds of such loans into non-interest bearing demand accounts at the Bank, which were largely maintained during the quarter.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

With the credit outlook still uncertain as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
Net earnings	$1,075	$6,278	$7,369	$7,530	$6,043
Adjustments:
Provision for credit losses	12,100	1,400	—	100	575
Income tax provision	(190)	1,445	1,573	1,634	1,384
PPP net origination and interest income	(2,540)	—	—	—	—
Net interest expense on PPP-related borrowings	31	—	—	—	—
Net core earnings†	$10,476	$9,123	$8,942	$9,264	$8,002

Total average assets	$2,657,609	$2,325,618	$2,341,766	$2,328,603	$2,314,628
Adjustments:
PPP loan average balance	(163,184)	—	—	—	—
Excess fed funds sold due to PPP-related borrowings	(84,066)	—	—	—	—
Total average assets, adjusted†	$2,410,359	$2,325,618	$2,341,766	$2,328,603	$2,314,628
Total average equity	$258,225	$251,159	$260,160	$254,788	$243,113

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	0.16%	1.09%	1.25%	1.28%	1.05%
Net earnings to average equity (annualized)	1.67	9.94	11.24	11.73	9.97
Net core earnings to average assets, as adjusted (annualized)†	1.75	1.56	1.51	1.58	1.39
Net core earnings to average equity (annualized)†	16.32	14.45	13.64	14.43	13.20
PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,025,924	11,432,391	11,533,849	11,550,335	11,659,513
Earnings per common share, basic	$0.10	$0.55	$0.64	$0.65	$0.52
Net core earnings per common share, basic†	0.95	0.80	0.78	0.80	0.69

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for loan losses, in the second quarter of 2020 and 2019 was $23.2 million and $19.3 million, respectively, an increase of $3.9 million, or 20.2%, resulting primarily from the recognition of $2.1 million of net PPP loan origination fees and a decrease in deposit-related interest expense of $2.7 million, or 46.7%, compared to the same quarter of the prior year.  Net interest margin, on a taxable equivalent basis, for the second quarter of 2020 and 2019 was 3.78% and 3.61%, respectively.  Net interest margin, on a taxable equivalent basis, decreased from 3.87% in the first quarter of 2020 to 3.78% in the second quarter of 2020, primarily due to the effects of the PPP loans, which earn only 1.00% interest, on the loan yield for the period. During the period, loan yield decreased from 5.39% for the second quarter of 2019 to 5.15% for the second quarter of 2020, a change of 24 basis points, while the cost of interest bearing deposits decreased from 1.56% to 0.83% during the same period, a change of 73 basis points. The decrease in loan yield was primarily due to the dilutive effect of the 1.00% yield on PPP loans originated during the second quarter of 2020. Loan yield decreased from 5.32% for the first quarter of 2020 to 5.15% for the second quarter of 2020, a change of 17 basis points, while the cost of interest bearing deposits decreased from 1.21% to 0.83% during the same period, a change of 38 basis points. These decreases were due primarily to reductions in interest rates by the Federal Reserve at the end of the first quarter of 2020.

During the second quarter, the Bank’s participation in the PPP program created temporary extraordinary results in the calculation of net interest margin.  In order to prepare for participation in this program, the Bank borrowed $100.0 million from the FHLB at an interest rate of 0.25%.  However, the Bank discovered that PPP loans mostly self-funded as many of the borrowers during the quarter deposited their loan proceeds into non-interest bearing demand accounts at the Bank and largely maintained those deposits during the quarter.  As a result, the Bank had large amounts of fed funds sold during the quarter, which earned an interest rate of 0.10%.  To illustrate core net interest margin and remove the noise resulting from the PPP, the table below excludes PPP loans and their associated fees and costs, as well as the average balance of related FHLB borrowings and fed funds sold, for the three and six months ended June 30, 2020:

	For the Three Months Ended June 30, 2020			For the Six Months Ended June 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earnings assets	$2,486,636	$26,581	4.30%	$2,318,947	$51,833	4.49%
Adjustments:
PPP loan average balance and net fees(1)	(163,184)	(2,540)	6.26	(81,592)	(2,540)	6.26
Excess fed funds sold due to PPP-related borrowings	(84,066)	(21)	0.10	(42,033)	(21)	0.10
Total interest-earnings assets, net of PPP effects†	$2,239,386	$24,020	4.31%	$2,195,322	$49,272	4.51%
Interest expense adjustment:
PPP-related borrowings	(84,066)	(52)	0.25	(42,033)	(52)	0.25

Net interest income		$23,182			$43,751
Net interest margin			3.75%			3.79%
Net interest income, net of PPP effects†		20,673			41,242
Net interest margin, net of PPP effects†			3.71			3.78
Efficiency ratio(2)			53.90
Efficiency ratio, net of PPP effects†(3)			62.44

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.
(1) Interest earned consists of interest income of $407,000 and net origination fees recognized of $2.1 million for the three and six months ended June 30, 2020.

(2) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(3) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

The Bank adopted the Current Expected Credit Losses (CECL) standard (Accounting Standards Update 2016-13 or ASC 326) on January 1, 2020.  The day one impact of adopting CECL resulted in an allowance increase of $4.5 million, or 28.1%, from December 31, 2019.  There was a $12.1 million provision for loan losses in the second quarter of 2020, compared to $1.4 million in the first quarter of 2020 and $575,000 in the second quarter of 2019.  The $12.1 million provision this quarter results largely from additional qualitative factors, primarily derived from changes in national GDP, Texas unemployment rates and national industry related CRE trends, all of which are impacted by the effects of COVID-19.  Beginning in March 2020, and through the date of this earnings release, the Bank has closely reviewed its loan portfolio and has spoken to borrowers about their financial hardships, if any.  As a result, the Bank has downgraded additional loans in industries affected by this crisis to appropriate risk ratings given the expected impacts of COVID-19 on those industries.  Management believes the provisions made in both the first and second quarter, as a result of loan downgrades and qualitative factor adjustments in the CECL model, appropriately capture the current credit risks associated with COVID-19 and do not anticipate provisions at these levels during the second half of 2020 at this time. However, the outbreak could worsen in the short term, leading to possible changes in customer and consumer behavior and stronger response measures by government officials, and the long term economic impacts of COVID-19 are still very much unknown.

Noninterest income increased $877,000, or 21.3%, in the second quarter of 2020, to $5.0 million, compared to $4.1 million for the quarter ended June 30, 2019. The increase from the same quarter in 2019 was due primarily to an increase in the gain on sales of loans of $825,000, or 120.8%, and an increase in merchant and debit card fees of $265,000, or 24.8%, from the same quarter of the prior year. Additionally, bank-owned life insurance income increased $52,000, or 33.5%, and fiduciary income increased $40,000, or 9.2%, during the second quarter of 2020. These increases were partially offset by a $318,000 or 35.8% decrease in service charges during the second quarter of 2020, as compared to the same quarter of 2019, due to certain temporary service charge waivers as a result of COVID-19.

Noninterest income increased $26,000, or 0.5%, to $5.0 million in the second quarter of 2020, compared to $5.0 million for the quarter ended March 31, 2020. This was primarily attributable to an increase in the realized gain on sale of loans of $319,000, or 26.8%, and an increase in merchant and debit card fees of $203,000, or 17.9%, from the prior quarter. These gains were partially offset by a $337,000, or 37.1%, decrease in service charge income due to certain temporary service charge waivers as a result of COVID-19 and decrease in fiduciary income of $40,000, or 7.8%, from the previous quarter.

Noninterest expense decreased $210,000, or 1.4%, in the second quarter of 2020, compared to the second quarter of 2019. The decrease in noninterest expense in the second quarter of 2020 was primarily driven by a decrease in employee compensation and benefits expense to $8.1 million, a decrease of $616,000, or 7.1%, from the same quarter of the prior year due to a reduction in bonus accrual during the quarter, as well as the effects of deferred origination fees associated with PPP loan originations. Legal and professional fees decreased $98,000, or 14.3%, compared to the same quarter of the prior year due and director and committee fees decreased $61,000, or 27.0%.  These decreases were partially offset by an increase in software and technology expense of $173,000, or 22.4%, resulting from new software and hardware investments to allow employees to securely work from home and to improve online deposit account opening.  Additionally, there was an increase in ATM and debit card expense of $176,000, or 58.1%, resulting from increased usage of debit cards during the period.  Occupancy expenses increased $113,000, or 4.6%, from the same quarter of the prior year. The company’s efficiency ratio in the second quarter of 2020 was 53.90%, compared to 65.74% in the same quarter last year.  Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the second quarter of 2020 would have been 62.44%.

Noninterest expense decreased $1.2 million, or 7.5%, in the second quarter of 2020 to $15.2 million, compared to the quarter ended March 31, 2020. The decrease was primarily due to a $1.4 million, or 14.7%, decrease in employee compensation and benefits, resulting primarily from reduction of the employee bonus and effects of net deferred revenue associated with PPP loan originations. This was partially offset by a $73,000, or 2.9%, increase in occupancy expenses and a $70,000, or 13.5%, increase in legal and professional fees from the previous quarter. Other noninterest expense increased $74,000, or 6.0%, from the previous quarter.  The company’s efficiency ratio in the second quarter of 2020 was 53.90%, compared to 64.27% in the prior quarter.  Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the second quarter of 2020 was 62.44%.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $2.67 billion at June 30, 2020, compared to $2.39 billion at March 31, 2020 and $2.33 billion at June 30, 2019. Gross loans increased 13.9%, or $239.1 million, to $1.96 billion at June 30, 2020, compared to loans of $1.72 billion at March 31, 2020. Gross loans increased 15.6%, or $263.6 million, from $1.69 billion at June 30, 2019. The increase in gross loans during the second quarter of 2020 included outstanding PPP loan balances of $208.8 million, to 1,905 borrowers, as of June 30, 2020.  Excluding the outstanding balance of PPP loans, gross loans increased 1.8%, or $30.3 million, from the prior quarter.  Deposits increased by 12.1%, or $241.6 million, to $2.24 billion at June 30, 2020, compared to $2.00 billion at March 31, 2020.  Total deposits increased 13.0%, or $258.0 million, from $1.98 billion at June 30, 2019. Changes in gross loans and deposits during these periods resulted primarily from PPP loans and the deposit of related PPP funds into demand accounts at the Bank, as well as apparent changes in depositor spending habits during the quarter resulting from economic and other uncertainties due to COVID-19. Shareholders' equity totaled $258.9 million as of June 30, 2020, compared to $253.6 million at March 31, 2020 and $250.1 million at June 30, 2019. The increase from the previous quarter resulted primarily from net income of $1.1 million and unrealized gains in our investment security portfolio of $8.8 million, partially offset by purchase of treasury stock early in the quarter of $2.7 million and payment of dividends of $2.1 million.  The company will limit additional purchases of treasury stock for the foreseeable future.

During the first quarter of 2020, the Bank transferred all of its investment securities classified as held-to-maturity to available-for-sale in order to provide maximum flexibility to address liquidity and capital needs that may result from COVID-19.  Management believes these transfers are allowable under existing GAAP due to the isolated, non-recurring and usual events resulting from the pandemic.

Nonperforming assets as a percentage of total loans were 0.76% at June 30, 2020, compared to 1.00% at March 31, 2020, and 0.64% at June 30, 2019. The Bank’s nonperforming assets consist primarily of nonaccrual loans, three of which are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans acquired in the June 2018 acquisition of Westbound Bank with combined book balances of $8.7 million as of June 30, 2020.  These loans were internally identified as problem assets prior to COVID-19 and are properly reserved.  Management expects these three loans to be resolved in the second half of 2020.  Excluding these partially guaranteed SBA loans, non-performing assets as a percentage of total loans at June 30, 2020 would be 0.30%.

The Bank has worked with borrowers since March of 2020 to provide financial relief through a 3-month principal and interest payment deferral program due to the impact of the COVID-19 pandemic.  This initial relief program was offered to loan customers in good standing who needed, or wanted, the additional liquidity during the early stages of the virus.  However, further modification requests will be carefully reviewed prior to approval in order to evaluate a true financial hardship and need for additional relief.  As of June 30, 2020, the Bank had 658 borrowers with outstanding loan balances totaling $247.8 million who had requested this relief under the 3-month payment deferral program.  The Bank will closely monitor the credit quality and repayment ability of these borrowers as the temporary modification periods end.

Finally, management continues to closely monitor loans and concentrations in COVID-19 effected industries.  Social distancing, stay-at-home orders and other measures as a result of the virus have particularly affected the restaurant, hospitality, retail commercial real estate (CRE) and energy sectors.  Excluding SBA partially guaranteed (75%) loans, the Bank has direct exposure, through total loan commitments and weighted average loan-to-values (LTV), as of June 30, 2020, of $35.8 million and 64.6% weighted average LTV to restaurants, of $61.5 million and 52.17% weighted average LTV to retail CRE and $71.8 million and 56.8% weighted average LTV to hotel/hospitality borrowers.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2020		2019
	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$35,490	$40,354	$39,907	$42,051	$34,823
Federal funds sold	104,375	81,250	45,246	14,250	46,450
Interest-bearing deposits	51,129	25,324	5,561	2,347	11,162
Total cash and cash equivalents	190,994	146,928	90,714	58,648	92,435
Securities available for sale	376,381	377,062	212,716	221,345	228,714
Securities held to maturity	—	—	155,458	156,925	158,915
Loans held for sale	7,194	4,024	2,368	3,841	4,052
Loans, net	1,919,201	1,696,861	1,690,794	1,720,595	1,678,705
Accrued interest receivable	11,864	8,148	9,151	7,825	9,098
Premises and equipment, net	55,251	54,496	53,431	52,956	52,606
Other real estate owned	402	605	603	551	535
Cash surrender value of life insurance	34,920	34,713	34,495	34,280	34,039
Deferred tax asset	—	—	—	2,363	2,050
Core deposit intangible, net	3,426	3,639	3,853	4,066	4,279
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	35,402	32,348	32,701	30,467	35,039
Total assets	$2,667,195	$2,390,984	$2,318,444	$2,326,022	$2,332,627
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$772,179	$528,817	$525,865	$528,301	$498,349
Interest-bearing	1,469,847	1,471,609	1,430,939	1,435,012	1,485,641
Total deposits	2,242,026	2,000,426	1,956,804	1,963,313	1,983,990
Securities sold under agreements to repurchase	17,414	11,843	11,100	11,363	10,814
Accrued interest and other liabilities	25,960	23,645	23,061	23,508	24,265
Line of credit	2,000	20,000	—	—	—
Federal Home Loan Bank advances	100,610	70,614	55,118	60,623	52,127
Subordinated debentures	20,310	10,810	10,810	11,310	11,310
Total liabilities	2,408,320	2,137,338	2,056,893	2,070,117	2,082,506

Total shareholders' equity	258,875	253,646	261,551	255,905	250,121
Total liabilities and shareholders' equity	$2,667,195	$2,390,984	$2,318,444	$2,326,022	$2,332,627

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$26,581	$25,252	$25,848	$25,853	$25,553
Interest expense	3,399	4,683	5,354	5,770	6,267
Net interest income	23,182	20,569	20,494	20,083	19,286
Provision for credit losses	12,100	1,400	—	100	575
Net interest income after provision for loan losses	11,082	19,169	20,494	19,983	18,711
Noninterest income	4,987	4,961	4,674	4,616	4,110
Noninterest expense	15,184	16,407	16,226	15,435	15,394
Income before income taxes	885	7,723	8,942	9,164	7,427
Income tax provision	(190)	1,445	1,573	1,634	1,384
Net earnings	$1,075	$6,278	$7,369	$7,530	$6,043

PER COMMON SHARE DATA
Earnings per common share, basic	$0.10	$0.55	$0.64	$0.65	$0.52
Earnings per common share, diluted(1)	0.10	0.55	0.63	0.65	0.52
Cash dividends per common share	0.19	0.19	0.18	0.18	0.17
Book value per common share - end of quarter	23.50	22.79	22.65	22.19	21.64
Tangible book value per common share - end of quarter(2)	20.27	19.58	19.53	19.05	18.48
Common shares outstanding - end of quarter	11,013,804	11,128,556	11,547,443	11,534,393	11,560,058
Weighted-average common shares outstanding, basic	11,025,924	11,432,391	11,533,849	11,550,335	11,659,513
Weighted-average common shares outstanding, diluted(1)	11,025,924	11,432,391	11,621,887	11,612,873	11,730,058

PERFORMANCE RATIOS
Return on average assets (annualized)	0.16%	1.09%	1.25%	1.28%	1.05%
Return on average equity (annualized)	1.67	9.94	11.24	11.73	9.97
Net interest margin (annualized)(3)	3.78	3.87	3.77	3.71	3.61
Efficiency ratio(4)	53.90	64.27	64.47	62.49	65.74

(1) Outstanding options and the closing price of the company's stock as of June 30 and March 31, 2020 had an anti-dilutive effect on the weighted-average common shares outstanding for the quarter ended June 30 and March 31, 2020; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for the period. The diluted EPS has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP.

(2) See Reconciliation of non-GAAP Financial Measures table.
(3) Net interest margin represents the annualized net interest income on a fully tax equivalent basis divided by average interest-earning assets.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2020		2019
	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$522,248	$297,163	$279,583	$299,714	$286,190
Real estate:
Construction and development	265,982	263,973	280,498	256,459	231,167
Commercial real estate	606,061	584,883	567,360	581,742	592,945
Farmland	77,625	78,635	57,476	61,073	71,009
1-4 family residential	383,590	400,605	412,166	406,880	391,789
Multi-family residential	29,692	20,430	37,379	58,198	44,699
Consumer	52,986	52,996	53,245	53,315	56,099
Agricultural	18,981	19,314	18,359	18,728	19,721
Overdrafts	275	354	329	330	228
Total loans(1)(2)	$1,957,440	$1,718,353	$1,706,395	$1,736,439	$1,693,847

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period(3)	$21,948	$20,750	$16,394	$15,743	$15,190
Loans charged-off	(59)	(224)	(221)	(67)	(87)
Recoveries	130	22	29	618	65
Provision for loan loss expense	12,100	1,400	—	100	575
Balance at end of period	$34,119	$21,948	$16,202	$16,394	$15,743

Allowance for loan losses / period-end loans	1.74%	1.28%	0.95%	0.94%	0.93%
Allowance for loan losses / nonperforming loans	235.6	135.2	143.9	150.7	163.2
Net charge-offs / average loans (annualized)	(0.02)	0.05	0.04	(0.13)	0.01

NON-PERFORMING ASSETS
Non-accrual loans(4)	$14,480	$16,232	$11,262	$10,881	$9,645
Other real estate owned	402	605	603	551	535
Repossessed assets owned	38	292	392	500	612
Total non-performing assets	$14,920	$17,129	$12,257	$11,932	$10,792

Non-performing assets as a percentage of:
Total loans(1)(2)	0.76%	1.00%	0.72%	0.69%	0.64%
Total assets	0.56	0.72	0.53	0.51	0.46

TDR loans - nonaccrual	$95	$97	$101	$118	$119
TDR loans - accruing	7,216	7,220	7,240	7,297	2,278

(1) Excludes outstanding balances of loans held for sale of $7.2 million, $4.0 million, $2.4 million, $3.8 million, and $4.1 million as of June 30 and March 31, 2020 and December 31, September 30, and June 30, 2019, respectively.

(2) Excludes deferred loan fees of $4.1 million, $456,000, $601,000, $550,000, and $601,000 as of June 30 and March 31, 2020 and December 31, September 30, and June 30, 2019, respectively.

(3) The balance at the beginning of the period ended March 31, 2020 includes a $4.5 million impact of adopting ASC 326.

(4) TDR loans-nonaccrual are included in nonaccrual loans which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$571	$908	$1,022	$978	$889
Net realized loss on securities transactions	—	—	—	—	(22)
Net realized gain on sale of loans	1,508	1,189	780	910	683
Fiduciary and custodial income	474	514	455	446	434
Bank-owned life insurance income	207	218	214	247	155
Merchant and debit card fees	1,334	1,131	1,140	1,096	1,069
Loan processing fee income	130	150	157	157	148
Other noninterest income	763	851	906	782	754
Total noninterest income	$4,987	$4,961	$4,674	$4,616	$4,110

NONINTEREST EXPENSE
Employee compensation and benefits	$8,077	$9,466	$9,332	$8,896	$8,693
Occupancy expenses	2,550	2,477	2,498	2,448	2,437
Legal and professional fees	589	519	611	686	687
Software and technology	945	939	902	885	772
Amortization	338	333	338	342	349
Director and committee fees	165	219	188	220	226
Advertising and promotions	408	433	523	339	408
ATM and debit card expense	479	418	456	310	303
Telecommunication expense	209	180	168	165	169
FDIC insurance assessment fees	122	195	—	—	140
Other noninterest expense	1,302	1,228	1,210	1,144	1,210
Total noninterest expense	$15,184	$16,407	$16,226	$15,435	$15,394

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,885,959	$24,139	5.15%	$1,681,043	$22,581	5.39%
Securities available for sale	379,803	2,273	2.41	233,196	1,471	2.53
Securities held to maturity	—	—	—	160,108	1,013	2.54
Nonmarketable equity securities	11,869	108	3.66	12,180	139	4.58
Interest-bearing deposits in other banks	209,005	61	0.12	56,863	349	2.46
Total interest-earning assets	2,486,636	26,581	4.30	2,143,390	25,553	4.78
Allowance for loan losses	(27,720)			(15,448)
Noninterest-earnings assets	198,693			186,686
Total assets	$2,657,609			$2,314,628
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,480,106	$3,040	0.83%	$1,464,464	$5,704	1.56%
Advances from FHLB and fed funds purchased	134,677	123	0.37	62,403	381	2.45
Line of credit	7,791	47	2.43	—	—	—
Subordinated debentures	17,618	175	4.00	12,491	173	5.56
Securities sold under agreements to repurchase	18,106	14	0.31	10,521	9	0.34
Total interest-bearing liabilities	1,658,298	3,399	0.82	1,549,879	6,267	1.62
Noninterest-bearing liabilities:
Noninterest-bearing deposits	718,378			503,347
Accrued interest and other liabilities	22,708			21,001
Total noninterest-bearing liabilities	741,086			524,348
Shareholders’ equity	258,225			240,401
Total liabilities and shareholders’ equity	$2,657,609			$2,314,628
Net interest rate spread(2)			3.48%			3.16%
Net interest income		$23,182			$19,286
Net interest margin(3)			3.75%			3.61%

(1) Includes average outstanding balances of loans held for sale of $6.5 million and $1.2 million for the three months ended June 30, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Net interest margin on a taxable equivalent basis was 3.78% and 3.61% for the three months ended June 30, 2020 and 2019, respectively, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,793,742	$46,656	5.23%	$1,666,407	$44,825	5.42%
Securities available for sale	300,053	3,586	2.40	233,409	3,001	2.59
Securities held to maturity	72,266	956	2.66	161,109	2,041	2.55
Nonmarketable equity securities	10,545	222	4.23	12,154	309	5.13
Interest-bearing deposits in other banks	142,341	413	0.58	57,051	684	2.42
Total interest-earning assets	2,318,947	51,833	4.49	2,130,130	50,860	4.81
Allowance for credit losses	(24,250)			(15,178)
Noninterest-earning assets	196,917			187,795
Total assets	$2,491,614			$2,302,747
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,477,806	$7,461	1.02%	$1,461,379	$11,377	1.57%
Advances from FHLB and fed funds purchased	78,957	205	0.52	68,517	828	2.44
Line of credit	5,599	75	2.69	—	—	—
Subordinated debentures	14,214	318	4.50	12,401	342	5.56
Securities sold under agreements to repurchase	15,466	23	0.30	10,792	20	0.37
Total interest-bearing liabilities	1,592,042	8,082	1.02	1,553,089	12,567	1.63
Noninterest-bearing liabilities:
Noninterest-bearing deposits	618,176			489,694
Accrued interest and other liabilities	22,121			20,950
Total noninterest-bearing liabilities	640,297			510,644
Shareholders’ equity	259,275			239,014
Total liabilities and shareholders’ equity	$2,491,614			$2,302,747
Net interest rate spread(2)			3.47%			3.18%
Net interest income		$43,751			$38,293
Net interest margin(3)			3.79%			3.63%

(1) Includes average outstanding balances of loans held for sale of $4.5 million and $1.9 million for the six months ended June 30, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Net interest margin on a taxable equivalent basis was 3.82% and 3.64% for the six months ended June 30, 2020 and 2019, respectively, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Tangible Book Value per Common Share

	As of
	2020		2019
	June 30	March 31	December 31	September 30	June 30
Total shareholders’ equity	$258,875	$253,646	$261,551	$255,905	$250,121
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(3,426)	(3,639)	(3,853)	(4,066)	(4,279)
Total tangible common equity	$223,289	$217,847	$225,538	$219,679	$213,682
Common shares outstanding - end of quarter(1)	11,013,804	11,128,556	11,547,443	11,534,393	11,560,058
Book value per common share	$23.50	$22.79	$22.65	$22.19	$21.64
Tangible book value per common share	20.27	19.58	19.53	19.05	18.48

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
Net earnings	$1,075	$6,278	$7,369	$7,530	$6,043
Adjustments:
Provision for credit losses	12,100	1,400	—	100	575
Income tax provision	(190)	1,445	1,573	1,634	1,384
PPP net origination and interest income	(2,540)	—	—	—	—
Net interest expense on PPP-related borrowings	31	—	—	—	—
Net core earnings	$10,476	$9,123	$8,942	$9,264	$8,002

Weighted-average common shares outstanding, basic	11,025,924	11,432,391	11,533,849	11,550,335	11,659,513
Earnings per common share, basic	$0.10	$0.55	$0.64	$0.65	$0.52
Net core earnings per common share, basic	0.95	0.80	0.78	0.80	0.69

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2020		2019
	June 30	March 31	December 31	September 30	June 30
Net core earnings	$10,476	$9,123	$8,942	$9,264	$8,002
Total average assets	$2,657,609	$2,325,618	$2,341,766	$2,328,603	$2,314,628
Adjustments:
PPP loan average balance	(163,184)	—	—	—	—
Excess fed funds sold due to PPP-related borrowings	(84,066)	—	—	—	—
Total average assets, adjusted	$2,410,359	$2,325,618	$2,341,766	$2,328,603	$2,314,628
Net core earnings to average assets, as adjusted (annualized)	1.75	1.56	1.51	1.58	1.39
Total average equity	$258,225	$251,159	$260,160	$254,788	$243,113
Net core earnings to average equity (annualized)	16.32	14.45	13.64	14.43	13.20

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Total Interest-Earning Assets and Borrowings, net of PPP Effects

	For the Three Months Ended June 30, 2020			For the Six Months Ended June 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earnings assets	$2,486,636	$26,581	4.30%	$2,318,947	$51,833	4.49%
Adjustments:
PPP loan average balance and net fees(1)	(163,184)	(2,540)	6.26	(81,592)	(2,540)	6.26
Excess fed funds sold due to PPP-related borrowings	(84,066)	(21)	0.10	(42,033)	(21)	0.10
Total interest-earnings assets, net of PPP effects	$2,239,386	$24,020	4.31%	$2,195,322	$49,272	4.51%

Total advances from FHLB and fed funds purchased	134,677	123	0.37	78,957	205	0.52
Interest expense adjustment:
PPP-related borrowings	(84,066)	(52)	0.25	(42,033)	(52)	0.25
Total advances from FHLB and fed funds purchased, net of PPP effects	$50,611	$71	0.56%	$36,924	$153	0.83%

(1) Interest earned consists of interest income of $407,000 and net origination fees recognized of $2.1 million for the three and six months ended June 30, 2020.

Net Interest Income and Net Interest Margin, Net of PPP Effects

	For the Three Months Ended June 30, 2020			For the Six Months Ended June 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Net interest income		$23,182			$43,751
Adjustments:
PPP-related interest income		(407)			(407)
PPP-related net origination fees		(2,133)			(2,133)
Excess fed funds sold due to PPP-related borrowings		(21)			(21)
PPP-related borrowings		52			52
Net interest income, net of PPP effects		$20,673			$41,242

Total interest-earnings assets	$2,486,636			$2,318,947
Total interest-earnings assets, net of PPP effects	2,239,386			2,195,322

Net interest margin			3.75%			3.79%
Net interest margin, net of PPP effects			3.71			3.78

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Efficiency Ratio, Net of PPP Effects

	For the Three Months Ended June 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total noninterest expense		$15,184
Adjustments:
PPP-related deferred costs		838
Total noninterest expense, net of PPP effects		$16,022

Net interest income		23,182
Net interest income, net of PPP effects		20,673

Noninterest income		$4,987
Adjustments:
Securities gains (losses)		—
Noninterest income, as adjusted		$4,987

Efficiency ratio(1)			53.90%
Efficiency ratio, net of PPP effects(2)			62.44

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of June 30, 2020, Guaranty Bancshares, Inc. had total assets of $2.7 billion, total loans of $1.9 billion and total deposits of $2.2 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties.  Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC").  We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com